Recent Federal Reserve Action Underscores Stability of Life Settlement Industry

WACO, TX – November 16, 2010 – The Federal Reserve recently announced that it would move ahead with its plan to buy an additional $600 billion of U.S. Treasurys, an act widely viewed as an effort to spark the nation’s economy. With short term interest rates at nearly zero – and few other available tools at its disposal – the Fed decided to effectively “flood” money into our economy.  Whether the move will achieve its intended objective remains to be seen.  What is apparent is that the financial markets offer no clear paths.  To combat this, many investors are adopting multi-faceted strategies to hedge against risk, volatility, or meager returns, and are seeking alternative, non-correlated investments like life settlements.

A life settlement is the purchase of an existing life insurance policy from an elderly policy holder at a discount to its face value. The transaction is used by wealthy seniors, who have large and expensive policies they no longer need, to extract value from an otherwise illiquid asset. Investors are attracted to life settlements because returns are not based on unknown future market performance (as with the stock, bond or real-estate markets), but on a known discount to a stated face value which is quantifiable over a variety of time periods.

Life settlements are priced to yield around a 3% compounded return over a ten-year period, but can yield around 10-12% if the policy matures in five years. Yields increase even more if the policy matures earlier than five years. Because of this superior return potential and lack of correlation to financial markets, life settlements are becoming increasingly attractive to qualified purchasers.

Of course, there is no such thing as a perfect investment and life settlements are no exception. For example, they are not a hedge against inflation. But their yields can help stay ahead of an eroding dollar value. In addition, life settlements do not pay regular income and are not liquid; but they can complement a fixed-income portfolio without the volatility and risks associated with the equities market.

The Fed is betting that generating liquidity will rouse the economy from its current malaise, but Main Street doesn’t appear to trust either Wall Street or Washington these days. Instead, Main Street appears to be looking for stability on its own.

Life Partners Holdings, Inc. (Nasdaq GS:  LPHI) is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements.”  Since its incorporation in 1991, Life Partners has completed over 123,000 transactions for its worldwide client base of over 27,000 high net worth individuals and institutions in connection with the purchase of approximately 6,400 policies totaling approximately $2.6 billion in face value.

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Visit our website at: www.lphi.com

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Contacts:

Life Partners Holdings, Inc.
Shareholder Relations
P:  254-751-7797
info@LPHI.com
www.lphi.com
Mike Waterman
Levick Strategic Communications
P:  202-973-5302
mwaterman@levick.com

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